Exhibit 10.1

YA GLOBAL INVESTMENTS, L.P.
101 Hudson Street, Suite 3700
Jersey City, NJ 07302

December 12, 2007

Hyperdynamics Corporation
One Sugar Creek Center Boulevard, Suite 125
Sugar Land, Texas 77478
Attention:       Kent P. Watts
Facsimile:       (713)353-9421

Dear Mr. Watts:

This Letter Agreement is by and between Hyperdynamics Corporation, a Delaware corporation (the “Hyperdynamics”), and YA Global Investments, L.P., a Cayman Islands exempt limited partnership (the “YA Global”).

WHEREAS, YA Global is the holder of the following warrants to purchase shares of common stock (“Common Stock”) of Hyperdynamics: (i) Warrant No. CCP-002 to purchase 286,000 shares of Common Stock at an exercise price of $2.50 per share, and (ii) Warrant No. CCP-003 to purchase 258,000 shares of Common Stock at an exercise price of $2.50 per share (collectively referred to herein as the “Warrants”)

WHEREAS, as of the date hereof, YA Global is entitled to exercise the Warrants to purchase an aggregate of up to 544,000 shares of Common Stock on either a cash, or a cashless basis (as set forth in the Warrants) until expiration date of the Warrants.

WHEREAS, in order to induce YA Global to exercise the Warrants into restricted shares of Common Stock on the date hereof and on a cash basis, Hyperdynamics desires to, among other things, agree to reduce the exercise price of the Warrants to $1.00 per share.

NOW, THEREFORE, in consideration of the mutual covenants and other agreements contained in this Letter Agreement, Hyperdynamics and YA Global hereby agree as follows:

1.
Warrant Exercise Price. As of the date hereof, Hyperdynamics hereby permanently reduces the exercise price of the Warrants to $1.00 per share. Hyperdynamics represents that it, and its Board of Directors, has approved this reduction to the exercise price.

2.
Dutchess Equity Line. Hyperdynamics agrees that from the date hereof until the earlier of (i) 6 months from the date hereof, or (ii) the date the 544,000 shares of Common Stock to be issued hereunder are registered on an effective registration statement, it shall not issue any shares of Common Stock under the equity line of credit entered into with Dutchess Private Equities Fund II, LP (or related entity) or any other equity line at prices lower than $2.75 per share.

3.
Piggy Back Registration Rights. For a period of six months from the date hereof, if Hyperdynamics files any registration statement (including, without limitation, a primary S-3 shelf registration statement, a resale S-3 shelf registration statement, or any registration statement on Form S-l) Hyperdynamics shall include YA gloats 544,000 shares of Common Stock to be issued upon exercise of the Warrants as contemplated herein.

4.
Hyperdynamics represents that the adjustment to the exercise price of the Warrants will not cause a ratchet or repricing of any other outstanding convertible securities, options, or warrants of Hyperdynamics.

5.
Warrant Exercise. In consideration of the agreements of Hyperdynamics set forth above, YA Global shall exercise all 544,000 shares underlying the Warrants on the date hereof into restricted shares of Common Stock at the new exercise price of $1.00 per share by delivering to Hyperdynamics the exercise notices attached hereto as Exhibit A and the aggregate exercise price of $544,000 by wire transfer of immediately available fund to the wire instructions attached hereto as Exhibit B.

6.
Hyperdymanics represents that, aside from prior events that have resulted in adjustments to the exercise price or the number of shares underlying the Warrants, there has been no event that pursuant to the terms of the Warrants would have triggered such an adjustment. Hyperdynamics acknowledges that pursuant to the Warrants, it is Hyperdynamics’ obligation to provide written notice to YA Global of any event that may cause an adjustment to the warrant exercise price or number of shares underlying the Warrant.

7.
All prior agreements between or among Hyperdynamics, YA Global, Yorkville Advisors, LLC and any and all successors of CORNELL CAPITAL PARTNERS, LP and its affiliates or their assigns that have required Hyperdynamics to issue additional warrants upon any warrant repricing event are hereby extinguished in their entirety, made null and void, and of no legal force or effect following the delivery of the 544,000 shares of Common Stock upon the exercise of the Warrants contemplated herein, provided however, that nothing herein shall be interpreted as a waiver of any rights of YA Global, Yorkville Advisors, LLC and any successors of Cornell Capital Partners, LP and its affiliates or assigns with respect to any events where proper notice from Hyperdynamics has not been provided.

8.	Covenant of YA Global, Yorkville Advisors, LLC and any and all successors of CORNELL CAPITAL PARTNERS, LP and its affiliates, as follows:

Other than as described herein, there are no other warrants of Hyperdynamics outstanding that are the fruit of any prior agreements entered into between or among Hyperdynamics, YA Global, Yorkville Advisors, LLC and any and all successors of CORNELL CAPITAL PARTNERS, LP and its affiliates or then-assigns.

[Signatures appear on the next page]

IN WITNESS WHEREOF, the parties hereto have caused this Letter Agreement to be duly executed as of the date first written above.

Hyperdynamics Corporation

By:	/s/ Kent P. Watts
Name:	Kent P. Watts
Title:	President and Chief Executive Officer

YA Global Investments, L.P.

By:	Yorkville Advisors, LLC
Its:	Investment Manager

By:	/s/ Mark Angelo
Name:	Mark Angelo
Its:	Portfolio Manager